UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   January 6, 2006

Cherokee International Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-50593	95-4745032
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2841 Dow Avenue, Tustin, California		92780
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code   (714) 544-6665

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement

On January 6, 2006, the Compensation Committee of the Board of Directors of Cherokee International Corporation approved the 2006 cash incentive compensation program for our executive officers and certain other employees.  The program ties bonus compensation payable for 2006 to the achievement of certain revenue and operating income targets.  Performance will be calculated at the end of our fiscal year 2006, and any bonus payments will be made early in 2007.

Based upon achievement of specified revenue and operating income targets, Jeffrey M. Frank, our President and Chief Executive Officer, may earn a bonus of up to 120% of his base salary; Bud Patel, our Executive Vice President, may earn a bonus of up to 102% of his base salary; Linster W. Fox, our Chief Financial Officer, may earn a bonus of up to 88% of his base salary; Mukesh Patel, our Executive Vice President, Global Operations, may earn a bonus of up to 86% of his base salary; Howard Ribaudo, our Vice President, Sales, may earn a bonus of up to 69% of his salary; Alex Patel, our Vice President of Engineering, may earn a bonus of up to 68% of his base salary; Dennis Pouliot, our Vice President, Global Accounts, may earn a bonus of up to 60% of his base salary; and Mike Wagner, our Vice President, Marketing, may earn a bonus of up to 62% of his base salary.  Certain other managers and key employees of Cherokee have been selected by our Compensation Committee to participate in the incentive program.  Such other employees may earn bonuses of up to between 20% and 73% of their base salaries, based upon achievement of the specified revenue and operating income targets.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHEROKEE INTERNATIONAL CORPORATION

Date: February 08, 2006	By:	/s/ Linster W. Fox
		Name:	Linster W. Fox
		Title:	Executive Vice President of Finance, Chief Financial Officer and Secretary